EXHIBIT 99.1
[LOGO]
                                                                   PRESS RELEASE
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         20 Mansell Ct. E., Suite 200 o Roswell, GA 30076 o 770/587-0208
                               o FAX 770/641-7528

Contacts:    Vincent C. Bisceglia, President & CEO
             William H. Thompson, CFO
             (770) 587-0208

                         TECHNOLOGY SERVICE GROUP, INC.
                 ANNOUNCES AGREEMENT TO MERGE WITH ELCOTEL, INC.

Roswell,  Georgia,  August 14, 1997 -- Technology  Service Group,  Inc. (Nasdaq:
"TSGI") announced today that the Company has entered into an Agreement and Plan of Merger with Elcotel, Inc. (Nasdaq: "ECTL") under which the companies will form a strategic combination of their businesses.

Technology Service Group, Inc. (the "Company" or "TSG"), based in Roswell, Georgia, is a leading provider of smart payphone systems to the domestic Regional Bell market with sales revenues of $33.5 million for the fiscal year ended March 28, 1997. Elcotel, Inc., based in Sarasota, Florida, is a leading provider of smart payphone systems to domestic private payphone operators with sales revenues of $26.8 million for the fiscal year ended March 31, 1997. Both companies have also been successful in marketing products in foreign markets. TSG has targeted foreign markets with its wireless payphone systems while Elcotel has targeted foreign markets with its wireline payphone systems.

Under the terms of the Merger Agreement, TSG's stockholders will receive 1.05 shares of Elcotel common stock, par value $.01 per share, for each share of TSG's common stock outstanding on the effective date of the Merger irrespective of the trading prices of the stocks on the effective date. As of August 13, 1997, the Company had 4,708,476 shares of common stock outstanding, and Elcotel had 8,182,216 shares of common stock outstanding. On August 13, 1997, the closing market price of TSG's common stock was $6.875 per share, and the closing market price of Elcotel's common stock was $6.25 per share.

Vincent C. Bisceglia, TSG's President and Chief Executive Officer said, "This Merger will create a strong, aggressive and powerful supplier of smart payphone systems in the domestic public communications industry. It will position the combined company to play a more significant role in the global market, and should enhance shareholder value."

"Historically, each company has targeted different market segments and therefore, the combination is strategically and technologically complementary. The merged companies will be well-positioned to take advantage of the growth opportunities in the United States created by the Telecommunications Reform Act of 1996 and in rapidly expanding foreign telecommunication markets from privatization initiatives that are creating significant demand for new technology. Our customers can be assured that the combined company's operations will continue without interruptions or delays in delivering our products and services since they will be working with the same dedicated staff. The combined business will be structured to focus its resources on each of its markets so that we will continue to fulfill our respective customers' unique requirements."


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The completion of the Merger is subject to various  conditions,  including:  (i)
approval of the stockholders of each company; (ii) compliance with the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (iii) the listing of the shares of Elcotel's common stock to be issued in the combination on the Nasdaq National Market; (iv) the registration of shares of Elcotel's common stock to be issued in the combination in accordance with the provisions of the Securities Act of 1933; and (v) the execution of employment agreements with C. Shelton James, who will be Chairman, and Tracey Gray, who will be President and Chief Executive Officer of the combined entity and Mr. Bisceglia, who will be its Executive Vice President and Chief Operating Officer. In addition, the Board of Directors will consist of five Elcotel and four TSG nominees. The name of the combined entity will be announced at a later date.

Mr. James said, "This fulfills a strategic initiative on the part of both companies to diversify their businesses and establish a strong presence in both market segments of the domestic public communications industry. At the same time, the companies bring together complementary coin, card, wireline and wireless technology to address rapidly expanding foreign markets."

In connection with the Merger, Wexford Partners Fund, L.P., which owns 52% of TSG, and Fundamental Management Corporation, which owns 17.6% of Elcotel, will enter into agreements that will include provisions for each of them to vote for the Merger and that restrict their sales of Elcotel securities after the Merger.

For its fiscal year ended March 28, 1997, TSG reported net income of $1.1 million, or $.22 per share. Elcotel reported net income of $1.6 million, or $.20 per share, for its fiscal year ended March 31, 1997.

The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or future performance of the Company, the occurrence of which involve certain risks and uncertainties that could cause the Company's results to differ materially from those expected by the Company, including the success and timely completion of development projects, the risk of adverse regulatory action affecting the business of the Company or its customers, competition, the risk of obsolescence of its products and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

                          "Visit us @ www. tsgicom.com"

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